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                                                                   Exhibit 10.18

                                 PROMISSORY NOTE
                                 ---------------


$1,087,500.00                                              February 24, 1997


         FOR VALUE RECEIVED, Kjell S. Andersson ("Maker") promises to pay to Omnipoint Corporation (the "Company"), or order, on February 10, 2002 (the "Maturity Date") the principal sum of $1,087,500.00 and interest on the unpaid principal balance hereof from time to time outstanding at the rate of 6.6% per annum until paid in full, payable as set forth below. Interest shall be calculated on the basis of a 360-day year of twelve 30-day months. Payment of principal and interest shall be made at the Company's offices at 2000 N. 14th Street, Suite 550, Arlington, Virginia 22201, or at such other address as the Company may designate in writing to the Maker.

         Principal and interest shall be paid in full on the Maturity Date.

         This Note may be prepaid in whole or in part at any time, without penalty.

         This Note shall become immediately due and payable without notice or demand upon the occurrence at any time of any of the following events of default (collectively, "Events of Default"):

         (1) default in the payment or performance of this Note; or

         (2) the termination of the Maker's employment with the Company or its affiliates.

         In lieu of payment hereof, the Maker may elect to surrender shares of the Company's Common Stock in accordance with the terms of the Stock Restriction Agreement between the Company and the Maker of even date herewith.

         The Maker agrees to pay on demand all costs of collection, including reasonable attorneys' fees, incurred by the holder in enforcing the obligations created by this Note.

         No delay or omission on the part of the holder in exercising any right hereunder shall operate as a waiver of such right or of any other right of such holder, nor shall any delay, omission or waiver on any one occasion be deemed a bar to or waiver of the same or any other right on any future occasion. The
Maker and every endorser or guarantor of this Note, regardless of the time, order or place of signing, waives presentment, demand, protest and notices of every kind and assents to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of collateral, and to the addition or release of any other party or person primarily or secondarily liable.
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         None of the terms or provisions of this Note may be excluded, modified, or amended except by a written instrument duly executed on behalf of the holder expressly referring hereto and setting forth the provision so excluded, modified or amended.

         All rights and obligations hereunder shall be governed by the laws of the State of Colorado and this Note shall be deemed to be under seal.



                                                  /s/ Kjell S. Andersson
                                            -----------------------------------
                                            Maker


AGREED AND ACCEPTED:

Omnipoint Corporation


By:      /s/ Douglas G. Smith
   -------------------------------------------
Title: President and Chief Executive Officer
      ----------------------------------------

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